EXHIBIT 99.1
GERA PROPERTY ACQUISITION LLC
January 19, 2007

Abrams Office Center, Ltd.
c/o Millennium Office Management, Inc.	By E-Mail: jonathan@momgmt.net
10440 N. Central Expressway, Suite 1150
Dallas, TX 75231
Attn: Jonathon Azoulay
Attn: Abraham Azoulay

Re:	Abrams Centre — Extension of Closing Date
Dear Messrs. Azoulay:
     This letter relates to that certain Purchase and Sale Agreement dated effective as of October 24, 2006 (the “Original Agreement”), as amended by letter agreements dated December 8, 2006, December 15, 2006, December 29, 2006, January 3, 2007 (which letter agreement was further amended on January 3, 2007) and January 4, 2007 (the Original Agreement, as so amended, is collectively, the “Purchase Agreement”), whereby Abrams Office Center, Ltd., a Texas limited partnership (“AOC”), as seller, agreed to sell to GERA Property Acquisition LLC, a Delaware limited liability company (“GERA”), as purchaser, that certain property commonly known as the “Abrams Centre” located at 9330 LBJ Freeway, Dallas, Texas (the “Property”). Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Purchase Agreement.
     The purpose of this letter is to amend the Purchase Agreement in order to extend the date by which the Second Deposit is to be made, and extend the Closing Date. Notwithstanding anything contained in the Purchase Agreement to the contrary, AOC and GERA hereby agree that the Second Deposit shall be made on or before February 2, 2007, and that the Closing Date shall be February 20, 2007.
     Notwithstanding anything contained in the Purchase Agreement to the contrary, if GERA fails to deposit the Second Deposit with the Title Company by 5pm CST on February 2, 2007, then AOC, at its option, may at any time after February 2, 2007 terminate the Purchase Agreement by delivering a written termination notice to GERA at any time before GERA deposits the Second Deposit in immediately available good funds with the Title Company; and in the event of AOC’s termination pursuant hereto, (i) Title Company shall promptly deliver the remaining portion of the First Deposit (and all interest earned thereon) held in escrow to AOC, (ii) GERA shall immediately deliver to AOC all surveys, reports and similar items relating to the Property (without warranty of any kind) which are in GERA’s possession or control (excluding tests, reports and studies prepared by or on behalf of GERA) and, thereafter (iii) neither party shall have any further rights or obligations under the Purchase Agreement.
     Except as amended hereby, the parties agree that the Purchase Agreement remains in full force and effect and is hereby ratified and confirmed in all respects.
     Please execute below to acknowledge AOC’s agreement to the terms and conditions of this letter agreement, and return the fully executed letter to GERA by e-mail addressed to Mark Chrisman at Mark.Chrisman@Grubb-Ellis.com.

Yours Truly, GERA PROPERTY ACQUISITION LLC, a Delaware limited liability company
By:	/s/ Mark W. Chrisman
Mark W. Chrisman
Executive Vice President

THE UNDERSIGNED HAS THE AUTHORITY TO EXECUTE THIS LETTER AGREEMENT ON BEHALF OF AOC AND ACKNOWLEDGES AND AGREES TO THE TERMS AND CONDITIONS OF THIS LETTER AGREEMENT:
ABRAMS OFFICE CENTER, LTD.,
a Texas limited partnership

By:	Synerplex Properties, L.L.C., a
Texas limited liability company
Its:	sole general partner

	By: Name:	/s/ Abraham Azoulay Abraham Azoulay
	Its:	Manager

cc:	James H. Wallenstein (e-mail: jwallenstein@jenkens.com) Robert Slaughter (e-mail: Robert.Slaughter@Grubb-Ellis.com) James L. Beard (e-mail: James.Beard@dlapiper.com)

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